Exhibit 99.1

Investor Relations:
Erica Abrams
The Blueshirt Group
(415) 217-7722
erica@blueshirtgroup.com

Oplink Provides Updated Outlook for Third Quarter of Fiscal 2008

FREMONT, Calif., – March 27, 2008 – Oplink Communications, Inc. (Nasdaq: OPLK), a leading photonic components, intelligent modules, and subsystems solution provider, today provided an updated outlook for its third quarter, ending March 31, 2008.

For the third quarter of fiscal year 2008, the Company expects to report consolidated revenues in the range of $39 to $40 million, which is lower than guidance provided on January 31, 2008 for revenue in the range of $41 to $45 million, due to softer than expected demand from customers in Europe. As a result, the Company expects that consolidated net results will be lower than its guidance for GAAP EPS in the range of $0.06 to $0.10 and non-GAAP EPS in the range of $0.12 to $0.16 provided on January 31, 2008. The Company also expects to record a substantial charge for the quarter relating to excess and obsolete inventory, which will reduce GAAP EPS further, resulting in a GAAP net loss for the quarter.

The Company expects continued softness in its business in the fourth quarter ending June 30, 2008 as a result of continued weakness in Europe, reduced ROADM sales and lower product sales during the transfer of OCP manufacturing lines to China.

“We remain optimistic that Oplink will realize the benefit of the broader product portfolio and increase shareholder return over time. We look forward to reporting more details to you during our normally scheduled earnings report for the third quarter,” commented Joe Liu, president and CEO of Oplink Communications, Inc.

About Oplink
Incorporated in 1995, Oplink is a leading provider of design, integration and optical manufacturing solutions (OMS) for optical networking components and subsystems. The company offers advanced and cost-effective optical-electrical components and subsystem manufacturing through its facilities in Zhuhai and Shanghai, China. In addition, Oplink maintains optical-centric front-end design, application, and customer service functions at its headquarters in Fremont, California and has research facilities in Zhuhai and Wuhan, China, Hsinchu Science-Based Industrial Park in Taiwan. The company’s customers include telecommunications, data communications and cable TV equipment manufacturers around the globe. Oplink is committed to providing fully customized, Photonic Foundry services incorporating its subsystems manufacturing capabilities. To learn more about Oplink, visit its web site at: http://www.oplink.com/.

Cautionary Statement
This news release contains forward-looking statements, including without limitation the guidance given for anticipated results for the third quarter of fiscal 2008, that involve risks and uncertainties that may cause results to differ substantially from expectations. These risks include, but are not limited to, the risk that Oplink will not realize the synergies or cost reductions it hopes to achieve after the OCP acquisition, the risk that the OCP acquisition will not be well received by customers, employees, investors or other constituents, the risk that the Company will not have sufficient manufacturing capacity to meet potential demand, the potential for a downturn in the telecommunications industry or the overall economy in the United States and other parts of the world, possible reductions in customer orders, Oplink’s reliance upon third parties to supply components and materials for its products, intense competition in Oplink’s target markets and potential pricing pressure that may arise from changing supply or demand conditions in the industry, and other risks detailed from time to time in Oplink’s periodic reports filed with the Securities and Exchange Commission, including the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.